Filed Pursuant to Rule 424(b)(7)
Registration No. 333-249792

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement filed with the Securities and Exchange Commission related to the securities has been declared effective. This preliminary prospectus supplement is not an offer to sell these securities and we and the selling stockholder are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2020)

663,394 Shares of Class A Common Stock

The selling stockholder, VIP II Nominees Limited, is selling 663,394 shares of Class A common stock in this offering.
We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholder in this offering.
We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 56.1% of the voting power of our outstanding capital stock immediately following the completion of this offering.
Our Class A common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “BAND.” On November 2, 2020, the last reported sale price of our Class A common stock on the NASDAQ was $157.85 per share.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the Class A common stock to purchasers on or about , 2020.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholders	$	$

MORGAN STANLEY
The date of this prospectus supplement is      , 2020.

TABLE OF CONTENTS
Prospectus Supplement

Prospectus

You should read the information contained in this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, or in any free writing prospectus we may authorize to be delivered or made available to you. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Class A common stock. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.
We, the selling stockholder and the underwriter have not authorized anyone to provide you with different information. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus constitute an offer to sell shares of our Class A common stock only in jurisdictions where such an offer and sale are permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of shares of our Class A common stock.
For investors outside the United States: We, the selling stockholder and the underwriter have not done anything that would permit this offering or possession or distribution of this prospectus supplement along with the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside the United States. See the section entitled “Underwriting.”
S-i

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement from our filings with the Securities and Exchange Commission (the “SEC”) listed under the section of this prospectus titled “Where You Can Find More Information.” This summary does not contain all the information that you should consider before investing in our Class A common stock. You should read the following summary together with the more detailed information regarding our company, the Class A common stock being offered under this prospectus supplement, the accompanying prospectus and our financial statements and notes thereto incorporated by reference in this prospectus supplement before deciding whether to purchase shares of our Class A common stock from the selling stockholder. Except where the context requires otherwise, references in this prospectus to “Bandwidth,” the “Company,” “we,” “us” and “our” refer to Bandwidth Inc. and, as appropriate, its consolidated subsidiaries, and references to our “common stock” include our Class A common stock and Class B common stock.
We are a leading cloud-based communications platform for enterprises. Our solutions include a broad range of software application programming interfaces (“APIs”) for voice and text functionality and our owned and managed, purpose-built IP voice network. Our sophisticated and easy-to-use software APIs allow enterprises to enhance their products and services by incorporating advanced voice and text capabilities. Companies use our platform to more frequently and seamlessly connect with their end users, add voice calling capabilities to residential Internet of Things devices, offer end users new mobile application experiences and improve employee productivity, among other use cases. By owning and operating a capital-efficient, purpose-built IP voice network, we are able to offer advanced monitoring, reporting and analytics, superior customer service, dedicated operating teams, personalized support, and flexible cost structures. Over the last ten years, we have pioneered the communications platform-as-a-service (“CPaaS”) space through our innovation-rich culture and focus on empowering enterprises with end-to-end communications solutions.
Our voice software APIs allow enterprises to make and receive phone calls and create advanced voice experiences. Integration with our purpose-built IP voice network ensures enterprise-grade functionality and secure, high-quality connections. Our messaging software APIs provide enterprises with advanced tools to connect with end users via messaging. Our customers also use our solutions to enable 911 and other emergency services response capabilities, real-time provisioning and activation of phone numbers and toll-free number messaging.
We are the only CPaaS provider in the industry with our own nationwide IP voice network in the United States, which we have purpose-built for our platform. Our network is capital-efficient and custom-built to support the applications and experiences that make a difference in the way enterprises communicate. Since a communications platform is only as strong as the network that backs it, we believe our network provides a significant competitive advantage in the control, quality, pricing power and scalability of our offering. We are able to control the quality and provide the support our customers expect, as well as efficiently meet scalability and cost requirements.
Bandwidth Inc. was founded in July 2000 and incorporated in Delaware on March 29, 2001. Our principal executive offices are located at 900 Main Campus Drive, Raleigh, North Carolina 27606, and our telephone number is (800) 808-5150. Our website address is www.bandwidth.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus supplement. You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for the year ended December 31, 2019 and the other reports we file with the SEC. Certain of these reports filed with the SEC are incorporated by reference in this offering memorandum. See “Where You Can Find More Information.”
Recent Developments
On November 2, 2020 (the “Closing Date”), we completed the purchase of all of the A Ordinary Shares, B Ordinary Shares and C Ordinary Shares of Voice Topco Limited, a private limited liability company incorporated under the laws of England and Wales (No. 9717662) and all of the A Preference Shares and B Preference Shares in Voice Finco Limited, a private limited liability company incorporated under the laws of England and Wales (No. 9717740) (the “Share Purchase” and completion of the Share Purchase, the “Closing”) pursuant to the Share Purchase Agreement, dated as of October 12, 2020, by and among us, Voicebox S.à r.l., a private limited liability company (société à responsibilité limitée) incorporated under the laws of Luxembourg (RCS number B198.967), Itay Rosenfeld, Stefaan Konings, Dirk Hermans, Gaetan Brichet and Stichting Administratiekantoor Voice, a foundation (stichting) incorporated under the laws of the Netherlands. Subject to Closing occurring on the Closing Date, Closing shall be deemed to have taken place as at 11:59 pm (GMT) on October 31, 2020. As consideration for the Share Purchase, we (i) paid the Seller Stockholders $413 million in cash (subject to customary working capital and certain other adjustments) and (ii) issued 663,394 shares of our Class A common stock as directed by Voicebox.

In connection with the Share Purchase, we entered into a registration rights agreement with Voicebox pursuant to which we agreed to file a registration statement to register for resale the shares of Class A common stock issued in the Share Purchase. We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective until all registrable securities have been disposed or sold or have been transferred in a transaction pursuant to which the registration rights of the selling stockholder are not also assigned. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of shares. The issuance of the shares of Class A common stock was exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

THE OFFERING

Class A Common Stock Offered by the Selling Stockholder	663,394 shares.

Class A Common Stock Outstanding Immediately After Giving Effect to this Offering	22,066,934 shares.

Class B Common Stock Outstanding Immediately After Giving Effect to this Offering	2,818,462 shares.

Total Class A common stock and Class B Common Stock Outstanding Immediately After Giving Effect to this Offering	24,885,396 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the shares. See “Use of Proceeds.”

Nasdaq Global Select Market Trading Symbol	“BAND”

Risk Factors
Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus supplement before investing in our securities.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 22,066,934 shares of our Class A common stock, after giving effect to the issuance of the 663,394 shares of Class A common stock in connection with the Share Purchase, and 2,818,462 shares of our Class B common stock outstanding as of October 29, 2020 and excludes:
•264,071 shares of our Class A common stock issuable upon the exercise of outstanding options as of October 29, 2020 at a weighted-average exercise price of $10.87 per share, 251,106 shares of our Class A common stock issued under our 2010 Equity Compensation Plan, and 12,965 shares of our Class A common stock issued under our 2017 Incentive Award Plan;
•446,214 shares of our Class A common stock issuable upon the vesting of outstanding restricted stock units issued under our 2017 Incentive Award Plan; and
•2,041,130 shares of our Class A common stock reserved for future grant or issuance under our 2017 Incentive Award Plan.
Unless otherwise stated, information in this prospectus supplement (except for the historical financial statements) assumes:
•no exercises of options outstanding as of October 29, 2020; and
•no vesting of restricted stock units.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on the dates indicated. The consolidated statements of operations data for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheets as of December 31, 2018 and 2019 are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated statement of operations data, other financial data and operating data for the nine months ended September 30, 2019 and 2020, and balance sheet data as of September 30, 2020, have been derived from our unaudited financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this data together with our audited and unaudited consolidated financial statements and related notes thereto. Our historical results are not necessarily indicative of our future results.
The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018	2019	2019	2020
	(In thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue
CPaas revenue	$131,572	$164,415	$197,944	$144,501	$199,959
Other revenue	31,383	39,698	34,650	26,090	30,107
Total revenue	162,955	204,113	232,594	170,591	230,066
Cost revenue
CPaas cost of revenue	75,859	94,296	110,343	81,070	108,467
Other cost of revenue	13,403	13,849	14,616	10,910	15,428
Total cost of revenue(1)	89,262	108,145	124,959	91,980	123,895
Gross profit	73,693	95,968	107,635	78,611	106,171
Operating expenses:
Research and development(1)	10,789	20,897	31,461	23,312	29,316
Sales and marketing(1)	11,218	20,731	35,020	25,647	27,073
General and administrative(1)	37,069	47,588	58,847	43,884	51,070
Total operating expenses	59,076	89,216	125,328	92,843	107,459
Operating income (loss)	14,617	6,752	(17,693)	(14,232)	(1,288)
Other (expense) income
Interest (expense) income, net	(1,728)	301	2,446	1,698	(8,923)
Other income (loss), net	—	—	23	13	(57)
Total other (expense) income	(1,728)	301	2,469	1,711	(8,980)
Income (loss) before income taxes	12,889	7,053	(15,224)	(12,521)	(10,268)
Income tax (provision) benefit(2)(3)	(6,918)	10,870	17,718	16,971	(13,783)
Net income (loss)	$5,971	$17,923	$2,494	$4,450	$(24,051)
Other comprehensive (loss) income
Unrealized (loss) gain on marketable securities, net of income tax benefit	—	(1)	1	—	—
Foreign currency translation	—	—	41	(34)	20
Total other comprehensive (loss) income	—	(1)	42	(34)	20
Total comprehensive income (loss)	$5,971	$17,922	$2,536	$4,416	$(24,031)
Earnings per share:
Net income	$5,971	$17,923	$2,494	$4,450	$(24,051)
Less income (loss) allocated to participating securities	644	—	—	—	—
Net income (loss) attributable to common	$5,327	$17,923	$2,494	$4,450	$(24,051)
Net income (loss) per share:
Basic	$0.42	$0.96	$0.11	$0.20	$(1.01)
Diluted	$0.37	$0.85	$0.10	$0.19	$(1.01)
Weighted average number of common shares outstanding:
Basic	12,590,221	18,573,067	22,640,461	22,353,097	23,905,322
Diluted	14,543,170	21,140,382	23,923,777	23,692,571	23,905,322

(1)    Includes stock-based compensation expense as shown below.

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018	2019	2019	2020
	(In thousands)
Stock-based compensation expense
Cost of revenue	$80	$114	$211	$158	$161
Research and development	155	555	1,461	1,101	1,581
Sales and marketing	172	511	1,199	892	1,140
General and administrative(a)(b)	1,396	2,159	3,755	2,809	4,424
Total	$1,803	$3,339	$6,626	$4,960	$7,306

(a)    On September 1, 2017, we reached a separation agreement with an executive. The agreement resulted in a modification of the former employee’s 194,234 outstanding options to purchase common stock, which accelerated the vesting period and extended the exercise period, resulting in the recognition of $394,000 of additional stock compensation expense for the year ended December 31, 2017.
(b)    On December 21, 2018, we reached a separation agreement with an executive. The agreement resulted in a modification of the former employee’s 17,725 non-vested restricted stock units, which accelerated the vesting period, resulting in the recognition of $535,000 of additional stock compensation expense for the year ended December 31, 2018.
(2)    Includes $13,484,000 of excess tax benefits associated with the exercise of stock options and vesting of restricted stock units in the year ended December 31, 2019.
(3)    On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted into law. As a result of this change in tax law, we recorded a remeasurement of our deferred tax assets, which resulted in additional income tax expense of $2,073,000.

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2020
	(In thousands)
Consolidated balance sheet data:
Cash, cash equivalents and restricted cash	$41,501	$185,004	$301,323
Working capital	58,931	181,211	532,974
Total assets	150,420	341,416	670,432
Total stockholders’ equity	108,770	270,090	313,139

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2019 and the other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, before deciding to invest in our Class A common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or prospects. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Class A Common Stock and this Offering
The trading price of our Class A common stock may be volatile, and you could lose all or part of your investment.
Prior to our initial public offering, there was no public market for shares of our Class A common stock. On November 10, 2017, we sold shares of our Class A common stock to the public at $20.00 per share. From November 10, 2017, the date that our Class A common stock began trading on the NASDAQ Global Select Market, through November 2, 2020, the trading price of our Class A common stock has ranged from $18.05 per share to $198.61 per share. The trading price of our Class A common stock may continue to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•general market volatility caused by the 2019 novel coronavirus disease (“COVID-19”);
•price and volume fluctuations in the overall stock market from time to time;
•volatility in the trading prices and trading volumes of technology stocks;
•volatility in the trading volumes of our Class A common stock;
•changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
•sales of shares of our Class A common stock by us or our stockholders;
•failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;
•announcements by us or our competitors of new products or services;
•the public’s reaction to our press releases, other public announcements and filings with the SEC;
•rumors and market speculation involving us or other companies in our industry;
•actual or anticipated changes in our results of operations or fluctuations in our results of operations;
•actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
•litigation involving us, our industry or both;
•regulatory actions or developments affecting our operations, those of our competitors or our industry more broadly;
•developments or disputes concerning our intellectual property or other proprietary rights;
•announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including the impact of changes in the tax code as a result of federal tax legislation enacted at the end of 2017 and uncertainty as to how some of those changes may be applied;

•changes in accounting standards, policies, guidelines, interpretations or principles;
•rules adopted by certain index providers, such as S&P Dow Jones, that limit or preclude inclusion of companies with multi-class capital structures in certain of their indices;
•any significant change in our management; and
•general economic conditions and slow or negative growth of our markets.
In addition, in the past, securities class action litigation has often been instituted following periods of volatility in the overall market and the market price of a particular company’s securities. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Substantial future sales of shares of our Class A common stock could cause the market price of our Class A common stock to decline.
The market price of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly sales by our directors, executive officers and significant stockholders, or the perception in the market that holders of a large number of shares intend to sell their shares.
Additionally, the shares of Class A common stock subject to outstanding options and restricted stock unit awards under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market upon issuance.
The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of our initial public offering, including our directors, executive officers and significant stockholders and their respective affiliates who held in the aggregate 57.1% of the voting power of our capital as of September 30, 2020. This limits or precludes your ability to influence corporate matters, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
Our Class A common stock has one vote per share, and our Class B common stock has ten votes per share. As of September 30, 2020, our directors, executive officers and holders of more than 5% of our common stock, and their respective affiliates, hold in the aggregate 57.1% of the voting power of our capital stock. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval. This concentrated control limits or precludes your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments to our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.
Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.
We cannot predict the impact our capital structure may have on our stock price.
In July 2017, S&P Dow Jones, a provider of widely followed stock indices, announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in certain of their indices. As a result, our Class A common stock will likely not be eligible for these stock indices. Additionally, FTSE Russell, another provider of widely followed stock indices, requires constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders. Many investment funds are precluded from investing in companies that are not included in such indices, and these funds would be unable to purchase our Class A common stock if we were not included in such indices. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.
In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common stock may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.
We may become controlled by David A. Morken, our Co-Founder and Chief Executive Officer, whose interests may differ from other stockholders.
If all or substantially all of the holders of our Class B common stock convert their shares into Class A common stock voluntarily or otherwise, Mr. Morken may control approximately 42.0% of the combined voting power of our outstanding capital stock. As a result, Mr. Morken may have the ability to effectively control the appointment of our management, the entering into of mergers, sales of substantially all or all of our assets and other extraordinary transactions and influence amendments to our certificate of incorporation and bylaws. If Mr. Morken obtains control of a majority of the voting power of our outstanding capital stock, he would have the ability to control the vote in any election of directors and would have the ability to prevent any transaction that requires stockholder approval regardless of whether other stockholders believe the transaction is in our best interests. In any of these matters, the interests of Mr. Morken may differ from or conflict with your interests. Moreover, this concentration of ownership may also adversely affect the trading price for our Class A common stock to the extent investors perceive disadvantages in owning stock of a company with a controlling stockholder.
If securities or industry analysts cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the trading price of our Class A common stock and trading volume could decline.
The trading market for our Class A common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock in an adverse manner, or provide more favorable recommendations about our competitors relative to us, the trading price of our Class A common stock would likely decline. If any analyst who covers us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our Class A common stock or trading volume to decline.
Anti-takeover provisions contained in our second amended and restated certificate of incorporation and second amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our second amended and restated certificate of incorporation, second amended and restated bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our second amended and restated certificate of incorporation and second amended and restated bylaws include provisions:
•authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Class A and Class B common stock;
•limiting the liability of, and providing indemnification to, our directors and officers;
•limiting the ability of our stockholders to call and bring business before special meetings;
•providing for a dual class common stock structure in which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;
•providing that our board of directors is classified into three classes of directors with staggered three-year terms;
•prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•requiring super-majority voting to amend some provisions in our second amended and restated certificate of incorporation and second amended and restated bylaws;
•requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and
•controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of at least two-thirds of our outstanding common stock not held by such 15% or greater stockholder.
Any provision of our second amended and restated certificate of incorporation, second amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
Our second amended and restated certificate of incorporation and our second amended and restated bylaws include super-majority voting provisions that will limit your ability to influence corporate matters.
Our second amended and restated certificate of incorporation and our second amended and restated bylaws include provisions that require the affirmative vote of two-thirds of all of the outstanding shares of our capital stock entitled to vote to effect certain changes. These changes include amending or repealing our second amended and restated bylaws or second amended and restated certificate of incorporation or removing a director from office for cause. If all or substantially all of the holders of our Class B common stock convert their shares into Class A common stock voluntarily or otherwise, Mr. Morken may control the majority of the voting power of our outstanding capital stock, and therefore he may have the ability to prevent any such changes, which will limit your ability to influence corporate matters.
Our second amended and restated bylaws provide, subject to certain exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our second amended and restated bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, including claims under the Securities and Exchange Act, the federal district court for the District of Delaware or other state courts of the State of Delaware)will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholder to us or our stockholders; (iii) any action asserting a claim against us that is governed by the internal affairs doctrine; or (iv) any action arising pursuant to any provision of the Delaware General Corporation Law, our second amended and restated certificate of incorporation or our second amended and restated bylaws. If a stockholder files an action within the scope of the preceding sentence in any other court than a court located in Delaware, the stockholder shall be deemed to have consented to the provisions of our second amended and restated bylaws described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.
We may need additional capital in the future and such capital may be limited or unavailable. Failure to raise capital when needed could prevent us from growing in accordance with our plans.
We may require more capital in the future from equity or debt financings to fund our operations, finance investments in equipment and infrastructure, acquire complementary businesses and technologies, and respond to competitive pressures and potential strategic opportunities. If we are required to raise additional funds through further issuances of equity or other securities convertible into equity, our existing stockholders could suffer significant dilution, and any new shares we issue could have rights, preferences or privileges senior to those of the holders of our Class A common stock. The additional capital we may seek may not be available on favorable terms or at all. In addition, our credit facility limits our ability to incur additional indebtedness under certain circumstances. If we are unable to obtain capital on favorable terms or at all, we may have to reduce our operations or forego opportunities, and this may have a material adverse effect on our business, financial condition and results of operations.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our Class A common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. In addition, the terms of our credit facility contain restrictions on our ability to declare and pay cash dividends on our capital stock. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
If a large number of shares of our Class A common stock is sold in the public market, the sales could reduce the trading price of our Class A common stock and impede our ability to raise future capital.
We cannot predict what effect, if any, future issuances by us of our Class A common stock will have on the market price of our Class A common stock. In addition, shares of our Class A common stock that we issue in connection with an acquisition may not be subject to resale restrictions. The market price of our Class A common stock could drop significantly if certain large holders of our Class A common stock, or recipients of our Class A common stock in connection with an acquisition, sell all or a significant portion of their shares of Class A common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could impair our ability to raise capital through the sale of additional Class A common stock in the capital markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents we incorporate by reference herein contain forward-looking statements, particularly in the sections of this prospectus titled “Prospectus Supplement Summary” and “Risk Factors” and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report filed on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) and our quarterly reports for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020 filed on Form 10-Q (each a “Quarterly Report” and collectively, the “Quarterly Reports”), which are incorporated by reference in this prospectus supplement. Forward-looking statements generally can be identified by the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “estimate,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations strategy, plans or intentions.
Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:
•our ability to attract and retain customers, including large enterprises;
•our approach to identifying, attracting and keeping new and existing customers, as well as our expectations regarding customer turnover;
•our beliefs regarding network traffic growth and other trends related to the usage of our products and services;
•our expectations regarding revenue, costs, expenses, gross margin, dollar based net retention rate, adjusted EBITDA, non-generally accepted accounting principles in the United States of America (“GAAP”) net income and capital expenditures;
•our beliefs regarding the growth of our business and how that impacts our liquidity and capital resources requirements;
•the sufficiency of our cash and cash equivalents to meet our liquidity needs;
•our ability to attract, train, and retain qualified employees and key personnel;
•our beliefs regarding the expense and productivity of and competition for our sales force;
•our expectations regarding headcount;
•our ability to maintain and benefit from our corporate culture;
•our plans to further invest in and grow our business, including international offerings, and our ability to effectively manage our growth and associated investments;
•our ability to introduce new products and services and enhance existing products and services;
•our ability to compete successfully against current and future competitors;
•the evolution of technology affecting our products, services and markets;
•the impact of certain new accounting standards and guidance, as well as the time and cost of continued compliance with existing rules and standards;
•our beliefs regarding the use of Non-GAAP financial measures;
•our ability to comply with modified or new industry standards, laws and regulations applicable to our products, services and business, including the General Data Protection Regulation, the California Consumer Privacy Act of 2018 and other privacy regulations that may be implemented in the future, and Secure Telephone Identity Revisited and Signature-based Handling of Asserted Information Using toKENs and other robocalling prevention and anti-spam standards and increased costs associated with such compliance;
•our customers’ violation of our policies or other misuse of our platform;

•our ability to maintain, protect and enhance our intellectual property;
•our expectations regarding litigation and other pending or potential disputes;
•our ability to service the interest on our $400 million aggregate principal amount of 0.25% Convertible Notes due March 1, 2026 and repay such convertible notes, to the extent required;
•our expectations about the impact of public health epidemics, such as COVID-19, or natural disasters on our business, results of operations and financial condition; and
•our ability to successfully integrate and benefit from any strategic acquisitions, including the acquisition of Voxbone S.A., a private limited liability company registered under the laws of Belgium, or future strategic acquisitions or investments.
We caution you that the foregoing list may not contain all the forward-looking statements made in this prospectus supplement.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus supplement primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and our Quarterly Reports. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus supplement. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus supplement to reflect events or circumstances after the date of this prospectus supplement or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS
VIP II Nominees Limited will receive all of the proceeds from the sale of shares of Class A common stock under this prospectus supplement. We will not receive any proceeds from these sales.

SELLING STOCKHOLDER
VIP II Nominees Limited is offering to sell an aggregate of 663,394 shares of Class A common stock.
The percentages of beneficial ownership prior to and following this offering set forth below are based on a total of 22,066,934 shares of Class A common stock outstanding as of October 29, 2020 and assume the sale of all shares of Class A common stock offered by VIP II Nominees Limited pursuant to this prospectus supplement. Beneficial ownership is determined in accordance with the rules of the SEC.

	Prior to the Offering			After the Offering
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned	Number of Shares of Class A Common Stock Being Registered for Resale	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
VIP II Nominees Limited (1)	663,394	3.0%	663,394	0	0

(1)    Consists of 663,394 shares of Class A common stock acquired on November 2, 2020, pursuant to a Share Purchase Agreement, dated as of October 12, 2020, by and among us, Voicebox S.à r.l., a private limited liability company (société à responsibilité limitée) incorporated under the laws of Luxembourg (RCS number B198.967), Itay Rosenfeld, Stefaan Konings, Dirk Hermans, Gaetan Brichet and Stichting Administratiekantoor Voice, a foundation (stichting) incorporated under the laws of the Netherlands. The business address of VIP II Nominees Limited is 105 Wigmore Street, London, W1U 1QY. VIP II Nominees Limited is wholly-owned by Vitruvian Partners LLP, which is the general partner and investment manager for certain limited partnerships, which together comprise the Vitruvian Investment Partnership II, and has the power to vote and dispose of these shares.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, has agreed to purchase, and the selling stockholder has agreed to sell shares of Class A common stock.
The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement if any such shares are taken.
The per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholder are $ per share of Class A common stock and $ , respectively. The underwriter will initially propose to offer the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The estimated expenses, including all fees and expenses incident to the registration of the Class A common stock offered hereby, are approximately $ . We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of shares.
Our Class A common stock is listed on the NASDAQ Global Select Market under the trading symbol “BAND”.
In order to facilitate the offering of the Class A common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriter may sell more shares of the Class A common stock than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriter can close out a covered short sale by purchasing shares of the Class A common stock in the open market. The underwriter must close out any short position by purchasing shares of the Class A common stock in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by the underwriter of this offering. Other than the prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other websites maintained by the underwriter is not part of this prospectus supplement. The underwriter may allocate a number of shares of Class A common stock to its online brokerage account holders.
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriter and its affiliates may in the future perform various financial advisory and investment banking services for the selling stockholder, for which they will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any common shares at any time under the following exemptions under the Prospectus Regulation:
(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘‘offer to the public’’ in relation to any of our common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, and the expression ‘‘Prospectus Regulation’’ means Regulation (EU) 2017/1129.
United Kingdom
Each underwriter has represented and agreed that:
(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of

Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or to the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:
i. to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
ii. where no consideration is or will be given for the transfer;
iii. where the transfer is by operation of law;
iv. as specified in Section 276(7) of the SFA; or
v. as specified in Regulation of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
The validity of the common stock offered by this prospectus has been passed upon for us by Latham & Watkins, LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, has acted as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS
The consolidated financial statements of Bandwidth Inc. appearing in Bandwidth Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Bandwidth Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We filed a registration statement on Form S-3 with the SEC with respect to the registration of the Class A common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock being offered by this prospectus supplement, and related matters, you should review the accompanying prospectus and the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement are available at the SEC’s website at http://www.sec.gov.
We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.
•The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2020.
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 4, 2020, July 31, 2020 and October 30, 2020, respectively.
•Our Current Reports on Form 8-K filed with the SEC on February 25, 2020, February 26, 2020, March 2, 2020, April 30, 2020 (with respect to Item 1.01), May 21, 2020, June 17, 2020, October 13, 2020 and November 2, 2020.
•The description of our Class A common stock contained in the registration statement on Form 8-A filed with the SEC on November 8, 2017 and any amendment or report filed with the SEC for the purpose of updating the description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents
You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:
Bandwidth Inc.
Attention: Corporate Secretary
900 Main Campus Drive, Suite 100
Raleigh, NC 27606
Telephone: (800) 808-5150

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

663,394 Shares of Class A Common Stock
This prospectus relates to the resale of up to 663,394 shares of our Class A common stock that may be offered and sold from time to time by the selling stockholder named in this prospectus. We are registering these shares on behalf of the selling stockholder, to be offered and sold by it from time to time, to satisfy certain registration rights that we have granted to the selling stockholder. The selling stockholder acquired these shares from us pursuant to a Share Purchase Agreement, dated as of October 12, 2020 (the “Purchase Agreement”), by and among us, Voicebox S.à r.l., a private limited liability company (société à responsibilité limitée) incorporated under the laws of Luxembourg (RCS number B198.967) (“Voicebox”), Itay Rosenfeld, Stefaan Konings, Dirk Hermans, Gaetan Brichet and Stichting Administratiekantoor Voice, a foundation (stichting) incorporated under the laws of the Netherlands (“Stichting” and, together with Voicebox, Itay Rosenfeld, Stefaan Konings, Dirk Hermans and Gaetan Brichet, the “Sellers”). For information on the selling stockholder, please see the section entitled “Selling Stockholder” beginning on page 5 of this prospectus.
We will not receive any proceeds from the sale of the shares of Class A common stock covered by this prospectus. We will pay the expenses of registering the shares of Class A common stock to be sold in this offering under the Securities Act of 1933, as amended (the “Securities Act”).
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “BAND.” On October 30, 2020, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $160.355 per share.
Our registration of the shares of Class A common stock covered by this prospectus does not mean the selling stockholder will offer or sell any of the shares. The selling stockholder may sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell the shares in the section entitled “Plan of Distribution” beginning on page 7 of this prospectus.
Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” on page 4 of this prospectus, any similar section contained in any applicable prospectus supplement and the risk factors in the documents incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 2, 2020.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
RISK FACTORS	4
USE OF PROCEEDS	5
SELLING STOCKHOLDER	6
PLAN OF DISTRIBUTION	7
DESCRIPTION OF CAPITAL STOCK	9
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS	13
LEGAL MATTERS	17
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	19

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using an “automatic shelf” registration process. Under this process, the selling stockholder or its transferees or other successors-in-interest may, from time to time, offer or sell shares of our Class A common stock in one or more offerings or resales.
This prospectus provides you with a general description of the shares of the Class A common stock that the selling stockholder may offer, sell or otherwise dispose of. When the selling stockholder sells shares of our Class A common stock using this prospectus, we will, to the extent required, provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. Any prospectus supplement and any free writing prospectus will contain more specific information about that offering. Any prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the information in any prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein).
The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information may be contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information that is incorporated or deemed to be incorporated by reference in this prospectus before making an investment in our Class A common stock. See “Where You Can Find More Information; Incorporation by Reference.”
Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
We have not authorized anyone to give you information other than those contained in this prospectus or in any applicable prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholder is not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.
Except where the context requires otherwise, references in this prospectus to “Bandwidth,” the “Company,” “we,” “us” and “our” refer to Bandwidth Inc. and, as appropriate, its consolidated subsidiaries, and references to our “common stock” include our Class A common stock and Class B common stock.
“Bandwidth” and other trade names, trademarks or service marks of Bandwidth appearing in this prospectus are the property of Bandwidth. For ease of reference, the trademarks, trade names and service marks used in this prospectus are used without the TM and ® symbols, but that does not mean that we will not assert, to the full extent permitted by law, our full rights and the rights of our licensors over our trademarks. Other trademarks and trade names appearing in this prospectus are the property of their respective holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we incorporate by reference herein contain forward-looking statements, particularly in the sections of this prospectus titled “Prospectus Summary” and “Risk Factors” and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report filed on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) and our quarterly reports for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020 filed on Form 10-Q (each a “Quarterly Report” and collectively, the “Quarterly Reports”), which are incorporated by reference in this prospectus. Forward-looking statements generally can be identified by the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “estimate,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations strategy, plans or intentions.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and our Quarterly Reports, which are incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus from our filings with the SEC listed under the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.” This summary does not contain all the information that you should consider before investing in our Class A common stock. You should read the following summary together with the more detailed information regarding our company, the Class A common stock being registered under this prospectus and our financial statements and notes thereto incorporated by reference in this prospectus before deciding whether to purchase shares of our Class A common stock from the selling stockholder.
We are a leading cloud-based communications platform for enterprises. Our solutions include a broad range of software application programming interfaces (“APIs”) for voice and text functionality and our owned and managed, purpose-built IP voice network. Our sophisticated and easy-to-use software APIs allow enterprises to enhance their products and services by incorporating advanced voice and text capabilities. Companies use our platform to more frequently and seamlessly connect with their end users, add voice calling capabilities to residential Internet of Things devices, offer end users new mobile application experiences and improve employee productivity, among other use cases. By owning and operating a capital-efficient, purpose-built IP voice network, we are able to offer advanced monitoring, reporting and analytics, superior customer service, dedicated operating teams, personalized support, and flexible cost structures. Over the last ten years, we have pioneered the communications platform-as-a-service (“CPaaS”) space through our innovation-rich culture and focus on empowering enterprises with end-to-end communications solutions.
Our voice software APIs allow enterprises to make and receive phone calls and create advanced voice experiences. Integration with our purpose-built IP voice network ensures enterprise-grade functionality and secure, high-quality connections. Our messaging software APIs provide enterprises with advanced tools to connect with end users via messaging. Our customers also use our solutions to enable 911 and other emergency services response capabilities, real-time provisioning and activation of phone numbers and toll-free number messaging.
We are the only CPaaS provider in the industry with our own nationwide IP voice network in the United States, which we have purpose-built for our platform. Our network is capital-efficient and custom-built to support the applications and experiences that make a difference in the way enterprises communicate. Since a communications platform is only as strong as the network that backs it, we believe our network provides a significant competitive advantage in the control, quality, pricing power and scalability of our offering. We are able to control the quality and provide the support our customers expect, as well as efficiently meet scalability and cost requirements.
Our executive offices are located at 900 Main Campus Drive, Raleigh, NC 27606, and our telephone number is (800) 808-5150.
Recent Developments
On November 2, 2020 (the “Closing Date”), we completed the purchase of all of the A Ordinary Shares, B Ordinary Shares and C Ordinary Shares of Voice Topco Limited, a private limited liability company incorporated under the laws of England and Wales (No. 9717662) and all of the A Preference Shares and B Preference Shares in Voice Finco Limited, a private limited liability company incorporated under the laws of England and Wales (No. 9717740) (the “Share Purchase” and completion of the Share Purchase, the “Closing”) pursuant to the Purchase Agreement. Subject to Closing occurring on the Closing Date, Closing shall be deemed to have taken place as at 11:59 pm (GMT) on October 31, 2020. As consideration for the Share Purchase, we (i) paid the Seller Stockholders $413 million in cash (subject to customary working capital and certain other adjustments) and (ii) issued 663,394 shares of our Class A common stock as directed by Voicebox.
In connection with the Share Purchase, we entered into a registration rights agreement with Voicebox (the “Registration Rights Agreement”) pursuant to which we agreed to file a registration statement to register for resale the shares of Class A common stock issued in the Share Purchase. We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective until all registrable securities have been disposed or sold or have been transferred in a transaction pursuant to which the registration rights of the selling stockholder are not also assigned. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of shares. The issuance of the shares of Class A common stock was exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

RISK FACTORS
An investment in any Class A Common Stock offered pursuant to this prospectus involves risks. You should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our Annual Report, Quarterly Reports and Current Reports on Form 8-K, before making an investment decision.

USE OF PROCEEDS
The selling stockholder will receive all of the proceeds from the sale of shares of Class A common stock under this prospectus. We will not receive any proceeds from these sales.

SELLING STOCKHOLDER
Up to 663,394 shares of Class A common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholder. The shares being offered were issued to the selling stockholder pursuant to the Purchase Agreement. The selling stockholder may, from time to time, offer and sell pursuant to this prospectus and any applicable prospectus supplement any or all of the shares of Class A common stock being registered. When we refer to the “selling stockholder” in this prospectus, we mean the person listed in the table below.
The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of our shares of Class A common stock held by the selling stockholder as of November 2, 2020, the date of Closing of the Share Purchase. Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholder upon termination of any particular offering. See the section of this prospectus captioned “Plan of Distribution” for additional information. For purposes of the table below, we assume that the selling stockholder will sell all of its shares of Class A common stock covered by this prospectus.
In the table below, the percentage of shares beneficially owned is based on 22,066,934 shares of our Class A common stock outstanding on October 29, 2020, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which a selling stockholder has sole or shared voting power or investment power and also any shares that a selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of the Class A common stock shown as beneficially owned by it. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose. Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates that may be subject to additional trading limitations (i.e., trading windows) under applicable laws.

	Prior to the Offering			After the Offering
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned	Number of Shares of Class A Common Stock Being Registered for Resale	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
VIP II Nominees Limited (1)	663,394	3.0%	663,394	0	0
________________________
(1) Consists of 663,394 shares of Class A common stock acquired at Closing. The business address of VIP II Nominees Limited is 105 Wigmore Street, London, W1U 1QY. VIP II Nominees Limited is wholly-owned by Vitruvian Partners LLP, which is the general partner and investment manager for certain limited partnerships, which together comprise the Vitruvian Investment Partnership II and has the power to vote and dispose of these shares.

PLAN OF DISTRIBUTION
The selling stockholder and any of its transferees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their respective shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•underwritten transactions;
•purchases by a broker-dealer or dealer as principal and resale by the broker-dealer or dealer for its account pursuant to this prospectus;
•an exchange or market distribution in accordance with the rules of the applicable exchange or market;
•privately negotiated transactions;
•settlement of short sales;
•broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•through options, swaps or derivatives, whether or not listed on an exchange;
•gifts to charitable organizations, who may in turn sell such shares in accordance with the methods described herein;
•a combination of any such methods of disposition; and
•any other method permitted pursuant to applicable law.
The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Such transactions may be effected by the selling stockholder at market prices prevailing at the time of sale or at negotiated prices.
Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
In connection with the sale of shares, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our Class A common stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of shares of Class A Common Stock against certain liabilities, including liabilities arising under the Securities Act.
We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act, during such time as it may be engaged in a distribution of the shares, if applicable. This regulation may affect the marketability of the shares.
We will pay all fees and expenses incident to the registration of the shares.
There can be no assurance that the selling stockholder will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.
Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates that may be subject to additional trading limitations (i.e., trading windows) under applicable laws.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 100,000,000 shares and our authorized Class B common stock consists of 20,000,000 shares.
The following description of our capital stock and provisions of our second amended and restated certificate of incorporation and second amended and restated bylaws are summaries and are qualified by reference to the second amended and restated certificate of incorporation and second amended and restated bylaws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
Class A Common Stock and Class B Common Stock
As of October 29, 2020 there were (i) 21,403,540 shares of our Class A common stock outstanding and held of record by 19 stockholders and (ii) 2,818,462 shares of Class B common stock outstanding and held of record by 8 stockholders.
Voting Rights
Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class A common stock and Class B common stock in the following circumstances:
•if we were to seek to amend our second amended and restated certificate of incorporation to increase or decrease the par value of a class of our common stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our second amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our common stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our second amended and restated certificate of incorporation provides that we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. In addition, we may not issue any shares of Class B common stock, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.
We have not provided for cumulative voting for the election of directors in our second amended and restated certificate of incorporation.
Economic Rights
Except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.
Dividends. Any dividend or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).

Liquidation. In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock.
Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.
Change of Control Transaction. In connection with any change of control, the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon (a) any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our second amended and restated certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes, (b) the date specified by the affirmative vote of the holders of at least 66⅔% of the outstanding shares of Class B common stock and (c) certain stockholders beneficially owning, directly or indirectly, in the aggregate less than 40% of the number of shares of Class B common stock held by such stockholders.
Preferred Stock
Under the terms of our second amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. As of the date hereof, there are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
Options
As of October 29, 2020, we had outstanding options to purchase (i) an aggregate of 251,106 shares of our Class A common stock under our 2010 Equity Compensation Plan, at a weighted-average exercise price of $10.25 per share, and (ii) 12,965 shares of our Class A common stock under our 2017 Incentive Award Plan, at a weighted-average exercise price of $22.81 per share.
Restricted Stock Units
As of October 29, 2020, we had outstanding restricted stock units of 446,214 under our 2017 Incentive Award Plan.
Registration Rights Agreement
As described elsewhere in this prospectus, on the closing date of the Share Purchase, we entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we are required to prepare and file, at our expense, a registration statement covering the resale of 663,394 shares of our Class A common stock issued to Voicebox in connection with the Share Purchase, and we are further required to use commercially reasonable efforts to maintain an effective registration statement for a shelf registration covering such resale. We are filing the registration statement of which this prospectus forms a part pursuant to such contractual obligations described above.

The Registration Rights Agreement does not provide for any cash penalties, liquidated damages or other specific penalties resulting from delays in registering the securities covered by the agreement. The holders of the Class A common stock covered by the Registration Rights Agreement have the right to pursue an injunction in order to prevent a breach and to enforce their rights under the Registration Rights Agreement.
Anti-Takeover Provisions
We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Removal of Directors
Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 66⅔% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Super-Majority Voting
The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our second amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66⅔% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66⅔% of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our second amended and restated certificate of incorporation described in this paragraph and the section captioned “Removal of Directors.”
Stockholder Action; Special Meeting of Stockholders
Our second amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our second amended and restated certificate of incorporation and our second amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our Chief Executive Officer or our board of directors.
Exclusive Jurisdiction
Our second amended and restated bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders, any action asserting a claim governed by the internal affairs doctrine or any action asserting a claim arising pursuant to the Delaware General Corporation Law.
Authorized but Unissued Shares
The authorized but unissued shares of our Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “BAND”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of an owner of such entity or arrangement will depend on the status of such owner, the activities of such entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold our Class A common stock and the owners in such entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER

THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
We do not expect to pay dividends in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

LEGAL MATTERS
The validity of the common stock offered by this prospectus has been passed upon for us by Latham & Watkins, LLP, New York, New York. Additional legal matters may be passed upon for us, the selling stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements of Bandwidth Inc. appearing in Bandwidth Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Bandwidth Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is https://www.bandwidth.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.
•The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2020.
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 4, 2020, July 31, 2020 and October 30, 2020, respectively.
•Our Current Reports on Form 8-K filed with the SEC on February 25, 2020, February 26, 2020, March 2, 2020, April 30, 2020 (with respect to Item 1.01), May 21, 2020, June 17, 2020, October 13, 2020 and November 2, 2020.
•The description of our Class A common stock contained in the registration statement on Form 8-A filed with the SEC on November 8, 2017 and any amendment or report filed with the SEC for the purpose of updating the description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Bandwidth Inc.
Attention: Corporate Secretary
900 Main Campus Drive, Suite 100
Raleigh, NC 27606

Telephone: (800) 808-5150
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

663,394 Shares of Class A Common Stock

PROSPECTUS SUPPLEMENT

        , 2020